UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2021

Orbsat Corp

(Exact name of registrant as specified in its charter)

Nevada	000-25097	65-0783722
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

18851 N.E. 29th Ave., Suite 700, Aventura, FL 33180

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (305) 560-5355

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
NA	NA	NA

Item 8.01. Other Events

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements set forth below are forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “vision,” “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them.

Preliminary Operating Results for the First Quarter Ended March 31, 2021 and Estimated Financial Condition Information at March 31, 2021

The estimated financial information set forth below is preliminary and unaudited. Transaction gains and losses arising from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the estimates set forth below. We have provided ranges, rather than specific amounts, for the preliminary results described below primarily because our financial closing procedures for the three months ended March 31, 2021 are not yet complete and, as a result, our final results upon completion of our closing procedures may vary from the preliminary estimates within the ranges described below. In addition, such data is based on our current expectations and may be adjusted as a result of, among other things, the completion of our quarter-end closing procedures for the quarter ended March 31, 2021 and should not be viewed as a substitute for full reviewed quarterly financial statements prepared in accordance with Generally Accepted Accounting Principles, consistently applied. The estimates were prepared by our management, based upon a number of assumptions, in connection with preparation of our financial statements and completion of our preliminary review for the quarter ended March 31, 2021. Additional items that would require adjustments to the preliminary financial information may yet be identified. We expect to file our Quarterly Report on Form 10-Q including our financial statements for the quarter ended March 31, 2021 on or about May 17, 2021. Our independent registered public accounting firm has not conducted a review of, and does not express an opinion or any other form of assurance with respect to, these preliminary estimates.

Preliminary operating results for the quarter ended March 31, 2021 and certain preliminary financial condition information at March 31, 2021 are as follows;

●	Revenue for the quarter is expected to be between $1.4 million and $1.5 million, representing a relatively unchanged amount from $1,468,103 for the same period in 2020. While the Company experienced a greater disruption resulting from the effects of the COVID-19 pandemic and the effects of Brexit in 2021 compared to 2020, the revenue remained primarily unchanged.
●	Gross profit for the quarter is expected to be between $0.4 million and $0.5 million, representing an increase from $348,001 for the same period in 2020. The increase is primarily due to a greater percentage of high margin sales first quarter ended March 31, 2021 as compared to the same period in 2020, as well to as an increase in margins on certain sales that resulted from customers bearing value added tax (VAT) that was previously borne by the Company.
●	Net loss for the quarter is expected to be between $0.7 million and $0.8 million, representing an increase from $284,860 for the same period in 2020. The increase is primarily due to an increase in professional fees related to the Company’s listing of its capital stock on a national securities exchange as well as the effects of noncash charges related to its convertible note payable.
●	At March 31, 2021, total current assets were approximately $1.5 million representing an increase from $1,372,467 as of December 31, 2020. The increase is primarily due to the Company entering into a convertible note in March 2021 for $350,000.
●	At March 31, 2021, total current liabilities were approximately $1.5 million representing a relatively unchanged amount from $1,516,525 as of December 31, 2020.
●	At March 31, 2021, we had approximately $1.2 million in outstanding convertible debt and 6,177,203 shares of common stock outstanding.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ David Phipps
	Name:	David Phipps
	Title:	Chief Executive Officer

Dated: May 7, 2021